PRESS RELEASE CIRCLE APPOINTS KIRK KOENIGSBAUER TO BOARD OF DIRECTORS NEW YORK – March 17, 2026 – Circle Internet Group, Inc. (NYSE: CRCL), one of the world’s leading internet financial platform companies, today announced the appointment of Kirk Koenigsbauer to its Board of Directors. Mr. Koenigsbauer will serve on the Board’s Compensation and Risk Committees. Mr. Koenigsbauer brings more than 30 years of experience building and scaling global enterprise software and commercial cloud software services. He currently serves as President & Chief Operating Officer of Microsoft’s Experiences and Devices Group, focused on Microsoft 365 and Copilot. During his tenure at Microsoft, Mr. Koenigsbauer led the transition of Microsoft Office to the cloud with the launch of Office 365, spearheaded the creation of Microsoft 365 as an integrated productivity platform, and helped establish Microsoft’s Security business. He has extensive experience leading large-scale cloud platforms, enterprise AI services, and digital infrastructure used by people and organizations worldwide. “Kirk has helped shape how the world builds, secures, and uses some of the most successful platforms and services,” said Jeremy Allaire, Co-founder, Chairman and Chief Executive Officer of Circle. “His experience scaling mission-critical software platforms, building global security businesses, and driving operational excellence will be invaluable as Circle continues to strengthen its risk management, governance, and global enterprise capabilities.” “I’m honored to join Circle’s Board at such an important moment for digital asset infrastructure,” said Mr. Koenigsbauer. “Circle is playing a foundational role in building a modern and trusted global financial system. I look forward to working with Jeremy and team to continue scaling the company while maintaining the highest standards of operational and risk excellence.” Mr. Koenigsbauer has also served on the board of directors of Thomson Reuters since March 2020. ### About Circle Circle (NYSE: CRCL) is one of the world’s leading internet financial platform companies, building the foundation of a more open, global economy through programmable blockchain infrastructure, digital assets, and payment applications. Circle’s platform includes the world’s largest stablecoin network anchored by USDC, Circle Payments Network for global money movement, and Arc, an enterprise-grade blockchain designed to become the Economic OS for the internet. Enterprises, financial institutions, and developers use Circle to power trusted, internet-scale financial innovation.